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                                                                    EXHIBIT 99.1

           CHEAP TICKETS ANNOUNCES PRELIMINARY SECOND QUARTER RESULTS
  Lowers Previous Guidance, Citing Technology, Call Center and Market Factors

HONOLULU (June 25, 2001) - Cheap Tickets, Inc. (Nasdaq: CTIX) today announced that it expects to report revenue and earnings per share for the second quarter, ending June 30, 2001, below current expectations due to a variety of factors which have adversely affected the company's estimated operating results.

     Cheap Tickets expects total gross bookings for the second quarter will be in the range of $235 million to $240 million, which is approximately 25 percent higher than the second quarter of 2000. The company currently expects revenue in the second quarter 2001 will be between $27.5 million and $29 million, and net income for the quarter will be between $1.1 million and $1.3 million, or $.04 to $.05 per share, compared to consensus estimates of between $0.21 and $0.22.

     Although quarterly gross bookings increased in line with projections, total revenue did not grow at the same rate due primarily to a lower-than-expected percentage of non-published ticket sales, which typically contribute more to the bottom line than published fares, due primarily to technology-related problems and competitive published-fare sales during the quarter.

     Operating expenses for the second quarter of 2001 are expected to be in line with expectations, between $25 million and $26 million.

     "Our marketing initiatives have been successful in generating consumer interest in Cheap Tickets; however, a number of factors both within and beyond our control have affected our ability to convert these added inquiries to sales," said Sam E. Galeotos, president and CEO of Cheap Tickets, Inc. "Despite lower-than-expected performance, the second quarter will be our tenth profitable consecutive quarter and we're working diligently to address the sales conversion issues to harness the company's growth potential during the third quarter and balance of the year."

     The company attributes a significant portion of the shortfall in estimated results to technology-related problems, which were responsible for excessive booking-engine errors and also prevented a significant number of competitive non-published fares from being displayed to

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customers, contributing to the reduction in non-published fare bookings during the quarter. The company believes these technical problems, the effects of which became apparent late in the quarter, reduced the number of completed online transactions despite a substantial increase in Web site traffic. The company believes these problems were caused by technical interface failures between its current booking engine and reservation system, both of which are owned and managed by an outside vendor. Cheap Tickets management is actively working with its third-party booking vendor to correct the problem.

     Cheap Tickets also attributes part of its second quarter shortfall to the delayed launch of its upgraded Web site, which was expected to improve sales conversion during the quarter with the introduction of e-ticketing, enhanced price-finding capabilities and improved customer-usability features. The company now expects the new site will launch in the third quarter of this year.

     Cheap Tickets also experienced increased customer call volume to its 24/7 call centers during the quarter, which exceeded its capacity due primarily to higher-than-expected staff attrition in May, affecting call-handling ability through June. Although call-center gross bookings increased over the year-ago quarter, the capacity constraints resulted in a higher level of abandoned calls, which resulted in missed sales opportunities. To help accommodate the increased call volume, the company has added staff at its four existing call centers, and expects the July opening of its newest call center in Tampa to immediately improve its call-handling and booking abilities.

     "We're encouraged with the added interest in Cheap Tickets, and remain focused on correcting the issues within our control to more effectively convert inquiries into sales," said Galeotos. "This is particularly important as increased competition in the online travel space has encouraged value-minded consumers to shop around for the best deals as they consider travel plans.

     "For 15 years, we've been committed to making leisure travel affordable, and will continue to be a leading provider of discount leisure travel as we implement many strategic initiatives in the coming quarter, including the addition of the Tampa call center, launch of the new Web site, continued execution of our successful marketing campaign, development of new and existing supplier relationships - such as the strategic alliance with Delta Air Lines we announced last month - and continued efforts to manage costs."

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                                     # # #

Corporate Conference Call
     Cheap Tickets will host a conference call on June 25, 2001 at 5:30 pm Eastern time to discuss the contents of this press release. While the question-and-answer session of the call will be limited to institutional analysts [and investors], retail brokers, individual investors, and members of the press are invited to listen to the conference call. The conference call can be accessed by dialing 800-774-8574 approximately 10 minutes prior to start time. A live webcast of the call can also be accessed at http://www.Cheap Tickets.com in the Investor Relations section and at http://www.mkr-group.com. In addition, a replay of the call will be available following the conference call and can be accessed through the company's Investor Relations Web site, or by calling 800-633-8284, reservation number 19236463.

About Cheap Tickets
     Cheap Tickets, Inc. (Nasdaq: CTIX), founded in 1986, is a leading seller of discounted leisure travel products. In addition to offering a full range of regular published airfares, Cheap Tickets gives consumers access to its exclusive collection of more than one million unpublished airfares on more than 50 major airlines - one of the largest collections of discounted airfares in the industry. Cheap Tickets' family of discounted travel products also includes cruises, rental cars, and hotel accommodations. Consumers can conveniently book travel through Cheap Tickets' web site at www.cheaptickets.com, 24/7 call centers at 1-800-OKCHEAP, or retail travel stores. Cheap Tickets sells an average of one ticket every 15 seconds.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
     Statements in this press release regarding the business of Cheap Tickets, Inc. which are not historical in fact are "forward-looking statements" that involve risks and uncertainties. These forward-looking statements include estimates of our operating results for the full quarter ending June 30, 2001 and information about our new initiatives, namely the expected launch of our new Web site and opening of our Tampa call center. Although Cheap Tickets believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially due to factors including, but not limited to: our ability to estimate operating results for the full quarter ending June 30, 2001, which may be different than anticipated; our ability to complete the necessary software and technical upgrades to enable us to launch our new Web site in the third quarter; and our ability to open our Tampa call center in July 2001 and successfully integrate the new call center and personnel into our call center operations. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results of current or future operations may vary materially from those anticipated, estimated, or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. For a discussion of other factors which could cause actual results to differ materially from those contained in the forward-looking statements, see information contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 and other reports the Company files from time to time with the Securities and Exchange Commission.

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